UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Lottery.com Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee computed previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 28, 2022

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2022

On April 28, 2022, Lottery.com Inc. (the “Company”) mailed to its stockholders a definitive proxy statement (the “Proxy Statement”) for the Company’s Annual Stockholders Meeting to be held on June 10, 2022 (the “2022 Annual Meeting”). This Supplement to the Proxy Statement describes recent changes in the proposed nominees for election to the Company’s Board of Directors (the “Board”) and should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

Effective June 9, 2022, Joseph E. Kaminkow resigned as a director of the Company. Mr. Kaminkow’s resignation from the Board did not result from any disagreement with the Company on any matter, including relating to its operations, policies or practices and was due to increasing responsibilities in his executive roles. Effective upon Mr. Kaminkow’s resignation, the size of the Board will be reduced from seven to six members.

Mr. Kaminkow had been included as a nominee of the Board in the Company’s definitive proxy statement and proxy card for the 2022 Annual Meeting. In light of his departure from the Board, Mr. Kaminkow is no longer standing for re-election to the Board at the 2022 Annual Meeting. The Company’s slate of nominees otherwise remains unchanged for the 2022 Annual Meeting as set forth in the Proxy Statement. Previously voted proxies remain valid, other than with respect to Mr. Kaminkow as he is no longer standing for re-election, and the Company’s stockholders eligible to vote at the 2022 Annual Meeting may continue to use their proxy cards to vote their shares on the matters being voted on at the 2022 Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the 2022 Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Kaminkow will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2022 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.